UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


   Date of Report (Date of earliest event reported):        December 21, 2004




                            FRANKLIN RESOURCES, INC.
             (Exact name of registrant as specified in its charter)



          Delaware                       1-9318                  13-2670991
(State or other jurisdiction    (Commission File Number)        (IRS Employer
 of incorporation)                                           Identification No.)


One Franklin Parkway, San Mateo, California                             94403
 (Address of principal executive offices)                             (Zip Code)


       Registrant's telephone number, including area code: (650) 312-3000

                                 Not Applicable
                 ----------------------------------------------
          (Former name or former address, if changed since last report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR
    230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR
    240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))

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ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

As of December 21, 2004, the Board of Directors (the "Board") of Franklin Resources, Inc. (the "Company" or "Franklin") elected Mr. Samuel H. Armacost to fill one of two existing vacancies on the Board. As a non-employee director on the Board with no other relationship with the Company and its affiliates other than his prospective service to the Company as a non-employee director, Mr. Armacost shall receive the same compensation that other non-employee directors on the Board receive. Non-employee directors on the Board, such as Mr. Armacost, following their election to the Board, have been paid in the past $10,000 per quarter, plus $3,000 per meeting attended. However, effective January 1, 2005, directors who are not Franklin employees will be paid $12,500 per quarter, plus $3,000 per meeting and will receive an annual stock grant valued at $75,000 on the date of grant on January 25, 2005 and on the date of the annual organizational meeting of the Board in subsequent fiscal years. In addition, the Company has a policy of reimbursing certain health insurance coverage for a director who is retired from other employment and is not otherwise eligible for group health coverage under Franklin's group health plan or any other company's health plan. Franklin will reimburse the cost of health insurance coverage comparable to that provided to Franklin employees. Franklin also allows directors to defer payment of their directors' fees, and to treat the deferred amounts as hypothetical investments in Franklin common stock. Upon termination, the number of shares of stock that the director hypothetically purchased are added together, and Franklin must pay the director an amount equal to the value of the hypothetical investment, including dividend reinvestment. Either Franklin or the individual director can terminate the fee deferral with ninety days notice.


ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

(d) As of December 21, 2004, the Board of the Company elected each of Mr. Samuel
H. Armacost and Ms. Anne M. Tatlock to fill the two existing vacancies on the Board. There were no arrangements or understandings between Mr. Armacost or Ms. Tatlock and any other person pursuant to which he or she was elected as a director, and there are and have been no transactions since the beginning of the Company's last fiscal year, or currently proposed, regarding Mr. Armacost or Ms. Tatlock that are required to be disclosed by Item 404(a) of Regulation S-K, except as set forth below. At the time of filing this Form 8-K, the Board has made no determination to appoint either Mr. Armacost or Ms. Tatlock to one or more committees of the Board. While Mr. Armacost is not, and has not been, an employee of the Company, Ms. Tatlock, in addition to becoming a director of the Company (an office she previously held from January 2001 through December 2, 2004), will continue to be a Vice Chairman and Member - Office of the Chairman of the Company, positions she has held since 2001, as well as continue to be Chairman of the Board, Chief Executive Officer, and a director of Fiduciary Trust Company International, a subsidiary of the Company. As a named executive officer of the Company, the Company has previously reported compensation and related information with regard to Ms. Tatlock in its prior reports and proxy statements filed with the Securities and Exchange Commission. The terms of the compensation receivable by Mr. Armacost for his services as a non-employee director on the Board are described under Item 1.01 above, which description is incorporated by reference in its entirety into this Item 5.02.

The Company makes purchases of the Company's common stock from employees and executive officers on the same terms and conditions to pay taxes due in connection with the vesting of restricted stock awards and matching grants, which the Company provides under its Employee Stock Incentive Plan. On January 2, 2004 and in connection with the vesting of certain restricted stock awards, the Company purchased 1,205 shares from Ms. Tatlock at the price of $52.05 per share. On October 1, 2004 and in connection with the vesting on September 30, 2004 of certain restricted stock awards, the Company purchased 2,737 shares

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from Ms. Tatlock,  among others, at the price of $55.55 per share. The price per share paid by the Company for each purchase was the average of the high and low price of the Company's common stock on the New York Stock Exchange on the vesting date.



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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    FRANKLIN RESOURCES, INC.


Date: December 23, 2004             /s/ Murray L. Simpson
                                    --------------------------------------------
                                    Murray L. Simpson
                                    Executive Vice President and General Counsel